Exhibit 99.1

John C. Plant Appointed Chief Executive Officer of Arconic,

Elmer L. Doty to Serve as Chief Operating Officer

Strategy and Portfolio Review Update to be Provided on February 8, 2019

NEW YORK – February 6, 2019 – Arconic Inc. (NYSE: ARNC) announced today that its Board of Directors has appointed John C. Plant, current Chairman of the Board, to serve as Chairman and Chief Executive Officer. The Board has also appointed Elmer L. Doty, a current Director, to serve as Chief Operating Officer, and Arthur D. Collins, Jr., a current Director, to serve as Lead Director. These appointments are effective immediately.

Mr. Plant succeeds Chip Blankenship as Chief Executive Officer, and together with Mr. Doty, Mr. Plant will oversee the company’s operations as well as the ongoing strategy and portfolio review. It is expected that Mr. Plant will serve in the role of Chief Executive Officer for a period of one year. Arconic also announced that it expects to provide an update regarding the strategy and portfolio review when it announces fourth quarter 2018 and full year 2018 financial results on February 8, 2019.

Mr. Plant has had a distinguished career in the automotive industry and as a public company leader who has generated significant shareholder value. He previously served as Chief Executive Officer of TRW Automotive from 2003 to 2015, and as Chairman of its Board from 2011 to 2015. Under his leadership, TRW employed more than 65,000 people in approximately 190 major facilities around the world, was ranked among the top 10 automotive suppliers globally and produced total shareholder returns significantly in excess of the broader market and an index of industry peers.

Mr. Doty has extensive knowledge of Arconic’s aerospace and defense markets, having served from December 2012 to February 2016 as President and Chief Executive Officer of Accudyne Industries LLC, a provider of precision-engineered flow control systems and industrial compressors. Mr. Doty was the President and Chief Executive Officer of Vought Aircraft Industries, Inc., a leading global manufacturer of aerostructures for commercial, military and business jet aircraft, from 2006 until its acquisition in 2010 by Triumph Group.

“We are very excited that John and Elmer are taking on executive roles at the company,” commented Mr. Collins. “The Board is focused on continuing to identify and implement operational improvements and other potential strategic initiatives, and John and Elmer will bring extensive management experience, intimate knowledge of our businesses and markets, and a strong track record of driving value for shareholders as we continue that effort,” Mr. Collins continued.

Mr. Plant said, “I am confident in Arconic’s significant potential, and look forward to working as CEO to capitalize on the opportunities before us and build momentum in our businesses and enhance value for our shareholders.”

“On behalf of the Board, we would like to thank Chip Blankenship for stabilizing and guiding the company over the past year and positioning the company for improved operations and significant value creation,” said Mr. Plant.

“Arconic has a lot of strengths and a lot of opportunities, and I’m excited to join the team as COO and get to work enhancing our operations and charting a new strategic direction to deliver for our shareholders,” said Mr. Doty.

In addition, Arconic today reaffirmed its previously announced full year 2018 guidance range for earnings per share excluding special items.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow Arconic:  Twitter, Instagram, Facebook, LinkedIn and YouTube.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements and guidance regarding future financial results or operating performance; statements about Arconic's strategies, outlook, business and financial prospects; and statements regarding the strategy and portfolio review. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (d) competition from new product offerings, disruptive technologies or other developments; (e) political, economic, and regulatory risks relating to Arconic’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (h) the impact of cyber attacks and potential information technology or data security breaches; (i) changes in discount rates or investment returns on pension assets; (j) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (l) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2017 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.